ENSEMBLE CAPITAL MANAGEMENT, LLC

PROXY VOTE CONFLICT OF INTEREST DISCLOSURE

[Date]
[Client name]
[Client address]

Dear __________________:

At the time you opened your investment advisory account with Ensemble Capital Management, LLC (the “Firm”), you delegated to us proxy voting authority with respect to securities held in your account. It is our Firm’s policy, for clients who have delegated voting authority to us that proxies are voted in accordance with the best interests of the client. In the event that the Firm discovers a potential conflict of interest between the Firm (or its principals or employees) and the client’s interests with respect to a particular proxy voting item, we disclose the potential conflict to the client and either obtain the client’s waiver and consent to vote the proxy or relinquish voting authority to the client for that proxy voting item.

DISCLOSURE

     The Firm has served as investment adviser to the Ensemble Fund (the “Fund”) since the Fund’s inception in November 2015. Your account for which the Firm serves as investment adviser has some portion of assets invested in the Fund. At an upcoming shareholder meeting, shareholders (including you) are being asked to approve a new investment advisory agreement between the Firm and the Fund. The new investment advisory agreement (“New Agreement”) has the same advisory fee as, and does not otherwise differ from, the prior investment advisory agreement (“Current Agreement”). You are being asked to approve the New Agreement because the Current Agreement will terminate as a result of the transaction described below.

     Ensemble is currently controlled by Mr. Sean Stannard-Stockton (54%), the portfolio manager of the Fund, and Mr. Curtis Brown (27.5%) . As part of Ensemble’s ongoing succession planning initiatives, Mr. Brown has agreed to a transaction whereby he would sell, in a series of transactions, a portion of his ownership interest in Ensemble to Mr. Stannard-Stockton and certain other members of Ensemble’s executive management team. It is anticipated, that, as part of the series of transactions, on or about February 28, 2017 a change in control will occur whereby Mr. Brown’s ownership interest in Ensemble will fall below 25% (the “Transaction”), and thus an assignment and termination of the Current Agreement would occur. Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”) requires the automatic termination of an advisory contract when it is assigned. Shareholders of the Fund are being asked to vote to approve the New Agreement so that the management of the Fund may continue without interruption.

     Following the Transaction, Mr. Stannard-Stockton will continue in his role as the portfolio manager to the Fund.

We encourage you to review additional information about the Transaction, which can be found online at the following website: http://www.ensemblefund.com. If you have any questions, please contact us (650) 696-1240.

     Having power to vote proxies on your behalf and having to vote on approval of the Transaction creates a potential conflict exists between your interests and those of the Firm and our employees. As a result, we are asking you to indicate below whether you would like to waive the above-disclosed potential conflict of interest and authorize us to go ahead and vote the proxy or whether you would prefer to have voting authority restored to you for purposes of this proxy voting item. If you waive this conflict of interest, we will vote for the approval of the New Agreement. If you would prefer to have voting authority restored to you for purposes of the proxy voting item, you will need to determine independently whether you want to vote for or against this proxy voting agenda item. IMPORTANT: IF YOU FAIL TO RETURN THIS CONFLICT OF INTEREST DISCLOSURE WITH ANY INSTRUCTIONS TO US BY FEBRUARY 9TH, WE WILL NOT TAKE ANY ACTION WITH RESPECT TO THIS PROXY AGENDA ITEM. THAT IS, WE WILL NOT VOTE “FOR” OR “AGAINST” THIS PROXY AGENDA ITEM, NOR WILL WE SUBMIT THE PROXY AS AN “ABSTENTION.”

     As time is of the essence, please make your selection below as soon as possible and fax this letter back to us so that we may either vote the proxy or forward the proxy solicitation materials to you for review and voting, as the case may be. Our Fax number is (650) 558.8373.

Very truly yours,

Matt Pearson Chief Compliance Officer

___ I have reviewed the above conflict disclosure and hereby waive all objections thereto. The Firm may exercise voting authority for this proxy voting item on my behalf and therefor I authorize the Firm to vote “For” the approval of the New Agreement.

OR

__ I direct that the Firm relinquish voting authority for the security to me and to immediately forward all proxy solicitation materials to me upon receipt.

Dated: ________________                                          Signature: ____________________________